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                                                                     EXHIBIT 8.1

                              Briggs and Morgan
                           Professional Association
                      W2200 First National Bank Building
                             332 Minnesota Street
                           St. Paul, Minnesota 55101

                               September 30, 1997



Lehman Brothers Inc.                          Standard & Poor's Ratings Services
Three World Financial Center                  25 Broadway
New York, New York  10285                     New York, New York 10004

Merrill Lynch & Co.                           Fitch Investors Service, L.P.
Merrill Lynch, Pierce, Fenner                 One State Street Plaza
     & Smith Incorporated                     New York, New York  10004
North Tower
World Financial Center                        Firstar Trust Company
New York, New York  10281                     1555 North RiverCenter Drive
                                              Suite 301
Salomon Brothers Inc                          Milwaukee, Wisconsin 53212
Seven World Trade Center
Second Floor
New York, NY 10048

               Re:  Green Tree Financial Corporation
                    Manufactured Housing Contract Senior/Subordinate Pass-Through Certificates, Series 1997-6

Gentlemen:

          We have acted as counsel for Green Tree Financial Corporation ("Green Tree") in connection with its execution of a Pooling and Servicing Agreement, dated as of September 1, 1997 (the "Pooling and Servicing Agreement"), between Green Tree and Firstar Trust Company, as Trustee (the "Trustee") and its establishment pursuant to the Pooling and Servicing Agreement of Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust 1997-6 (the "Trust"). All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

Lehman Brothers Inc.
Merrill Lynch & Co.
Salomon Brothers Inc.
Standard & Poor's Ratings Services
Fitch Investors Service, L.P.
Firstar Trust Company
September 30, 1997
Page 2

          Pursuant to the Pooling and Servicing Agreement, Green Tree will transfer a pool of manufactured housing installment sale contracts and installment loan agreements, having a Cut-off Date Pool Principal Balance of approximately $1,050,000,000 (the "Contracts"), to the Trust and Green Tree will act as Servicer of the Contracts.

          Green Tree has requested that we provide to you our opinion whether the Trust will be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

          In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

          Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that Green Tree and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Prospectus Supplement relating to the Class A Certificates, Class M-1 Certificates and Class B Certificates.
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Lehman Brothers Inc.
Merrill Lynch & Co.
Salomon Brothers Inc.
Standard & Poor's Ratings Services
Fitch Investors Service, L.P.
Firstar Trust Company
September 30, 1997
Page 3


          Based upon the foregoing, it is our opinion that

          1. The Trust (excluding the Excess Proceeds Account, the Capitalized Interest Account, and the Staged-Funding Contract Reserve Account) created pursuant to the Pooling and Servicing Agreement will qualify as a REMIC under the Code and under the REMIC Regulations. The Class A Certificates, Class M-1 Certificates and Class B Certificates will evidence ownership of the "regular interests" and the Class C Certificate will evidence ownership of the single class of "residual interests" in such REMIC.

          2. For Minnesota income and franchise tax purposes the Trust will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through March 22, 1996.

          3. Ownership of a Class A Certificate, Class M-1 Certificate or Class B Certificate will not be a factor in determining whether the owner thereof is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Class A Certificate, Class M-1 Certificate or Class B Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, the owner will not become subject to such Minnesota taxes solely by virtue of owning a Class A Certificate, Class M-1 Certificate or Class B Certificate.

          We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion is delivered to you at Green Tree's request solely for your use. This opinion may not be circulated or republished to, or relied upon by, any other person without our express prior written consent.


                                              Very truly yours,

                                              /s/ BRIGGS and MORGAN,
                                                  Professional Association